TAYLOR MADISON / TELZUIT MEDICAL TECHNOLOGIES FILES WITH US PATENT OFFICE FOR AN INNOVATIVE WIRELESS HOME SLEEP APNEA TEST
Thursday, July 21, 7:00 am ET

ORLANDO, FL--(BUSINESS WIRE)-July 21, 2005--Taylor Madison Corp. d/b/a Telzuit Medical Technologies (Pink Sheets: TMDN "Taylor Madison" or the "Company") and its wholly-owned subsidiary Telzuit Technologies, Inc. d/b/a BioPatch Systems ("Telzuit") announced today that Taylor Madison has filed for a patent with the US Patent and Trademark Office for an innovative Wireless Home Sleep Apnea Test. Allen, Dyer, Doppelt, Milbrath & Gilchrist, PA (Orlando, FL), the same law firm utilized in all previous patent filings made by the Company, filed the patent application on behalf of the Company on Wednesday. The Company intends to immediately prepare and file a 510K application with the Food & Drug Administration for approval. Taylor Madison/Telzuit will market this new product along with it's Holter Monitor and Event Monitor using the BioPatch platform.

According to Michael Vosch, Senior Vice President of Product Development of Taylor Madison and Telzuit, "Sleep Apnea affects an estimated 12 to 25 million Americans with less than twenty five percent being aware of it. Our new device
- based on our BioPatch platform - will assist in making the diagnoses of this condition less intrusive to the patient. We are hopeful that the BioPatch Platform will be the building block of other mobile medicine devices in the near future." To hear an audio interview with the inventor of this product and SVP of Product Development, Michael Vosch, log onto www.audiostocks.com.

About  Telzuit  Technologies,  Inc.

Telzuit Technologies, Inc. is dedicated to providing advanced mobile medicine for people worldwide. The first step in this mission will initially take the form of our state-of-the-art, FDA approved, Bio-Patch Wireless Heart Monitor. This is a full 12-lead, completely wireless, Holter monitor, which is new to the marketplace. Telzuit anticipates that the product will be available to patients and physicians during the 2005 calendar year.

Telzuit is also building its own dedicated intranet as a platform to handle several of the products it will be releasing, including its initial product, the Bio-Patch Wireless Heat Monitor. More information on Telzuit, its business model, and its products can be found on our website: http://www.telzuit.com.

The corporate offices of Taylor Madison and Telzuit are located at 5422 Carrier Drive, Suite 306, Orlando, FL 32819. Questions may be addressed to James Tolan, Senior Vice President of Business Development, at 407-354-1222.

Forward-Looking-Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the medical industry, customer acceptance of products, and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Taylor Madison and Telzuit results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Taylor Madison and Telzuit undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.


Contact:
     Taylor Madison Corp., Orlando
     James Tolan, 407-354-1222

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